Exhibit 99.1

Enviva Partners, LP Reports Strong Financial Results for Second Quarter 2016

BETHESDA, MD, August 4, 2016 — Enviva Partners, LP (NYSE: EVA) (the “Partnership” or “we”) today reported financial and operating results for the second quarter of 2016.

Highlights for the Second Quarter of 2016:

•                  Generated net income of $12.0 million and adjusted EBITDA of $23.5 million, up from $2.9 million and $19.1 million, respectively, for the second quarter in 2015

•                  Declared a quarterly distribution of $0.5250 per unit, a 2.9 percent increase from the distribution paid for the first quarter of 2016

•                  Updated full-year 2016 guidance for net income to a range of $40.0 million to $42.0 million and adjusted EBITDA to a range of $86.0 million to $88.0 million, excluding any impact of potential drop-downs or other acquisitions

“Our strong operating and financial performance through the second quarter, coupled with our increased outlook for the remainder of 2016, put us solidly on the path toward our previously announced full-year distribution expectation of at least $2.10 per unit for 2016, excluding the impact of any potential drop-downs or other acquisitions,” said John Keppler, Chairman and Chief Executive Officer.  “In addition, our market position enabled us to capitalize on dislocations in the market this quarter and optimize deliveries to our growing customer base.”

Financial Results

For the second quarter of 2016, we generated net revenue of $119.7 million, an increase of 9.2 percent, or $10.0 million, from the corresponding quarter of 2015.  Included in net revenue was product sales of $116.2 million on volume of 620 thousand metric tons of wood pellets.  Product sales increased from the corresponding quarter of last year due to higher wood pellet sales volumes as a result of shipment timing, partially offset by a higher percentage of “free on board” shipments, which exclude shipping from revenue and cost of goods sold.

For the second quarter, we generated net income of $12.0 million compared to $2.9 million for the corresponding quarter in 2015.  Adjusted EBITDA improved to $23.5 million in the second quarter of 2016, a 23.0 percent increase compared to the corresponding period in 2015.  The increases in net income and adjusted EBITDA were driven by higher wood pellet sales volumes under our long-term, take-or-pay contracts, increased other revenue primarily derived from shipments purchased from and sold to third parties, and lower general and administrative expenses, partially offset by contract pricing mix.  The cost position of our delivered wood pellets, primarily driven by plant utilization and raw material costs, was consistent between periods.

The Partnership’s distributable cash flow, net of amounts attributable to incentive distribution rights, increased from $15.4 million for the second quarter of 2015 to $19.5 million for the second quarter of 2016, resulting in a distribution coverage ratio of 1.50 times.

Distribution

As announced yesterday, the board of directors of the Partnership’s general partner declared a distribution of $0.5250 per common and subordinated unit for the second quarter of 2016. This distribution is 2.9 percent higher than the first quarter 2016 distribution.  The second quarter distribution will be paid Monday, August 29, 2016, to unitholders of record as of the close of business Monday, August 15, 2016.

Outlook and Guidance

The Partnership updated its full-year 2016 guidance.  The guidance amounts provided below do not include the impact of any potential acquisitions from the Partnership’s sponsor or others.

The Partnership now expects full-year 2016 net income to be in the range of $40.0 million to $42.0 million, which reflects higher non-cash compensation expense and non-cash asset impairment and disposal charges than previously anticipated, and adjusted EBITDA to be in the range of $86.0 million to $88.0 million, which reflects the Partnership’s better-than-expected performance during the first half of 2016.  The Partnership expects to incur maintenance capital expenditures of $4.0 million and interest expense net of amortization of debt issuance costs and original issue discount of $12.0 million in 2016.  As a result, the Partnership expects full-year distributable cash flow to be in the range of $70.0 million to $72.0 million, prior to any distributions attributable to incentive distribution rights paid to the general partner, which reflects the expected improvement in full-year adjusted EBITDA.  For full-year 2016, we expect to distribute at least $2.10 per common and subordinated unit.

Market and Contracting Update

Our sales strategy is to fully contract the production capacity of the Partnership.  We are fully contracted for 2016 and our current capacity is matched with a portfolio of off-take contracts that  has a weighted-average remaining term of 8.0 years from July 1, 2016, including the Partnership’s recently announced 9.5 year contract to supply 800,000 metric ton per year (“MTPY”) to Lynemouth Power Limited, but excluding potential sales under the Partnership’s 15-year contract to supply MGT Power’s Teesside Renewable Energy Plant in the UK, which continues to proceed towards financial close.

As we disclosed June 8, 2016, subsidiaries of Graanul Invest group (“Graanul”) announced that they had purchased the shares of the company which owns the Langerlo power station in Genk, Belgium and intend to convert the power station from coal to biomass.  The Langerlo power station has already received a subsidy from the Flemish government to support the conversion, is a system-relevant production asset for the Belgium power grid, and its conversion is a critical component of Belgium’s plan for meeting binding European Union renewable energy consumption requirements.  We are in discussions with Graanul in regards to potentially supplying a portion of the Langerlo power station’s wood pellet fuel needs, which are expected to be 1.8 million MTPY commencing in the second half of 2018.  We had previously entered into an off-take contract to supply wood pellets to an affiliate of German Pellets GmbH that intended to use our product at the Langerlo power station.  As a result of the sale to Graanul, however, we believe it is unlikely that our contract counterparty will perform its obligations under this contract and, although we intend to preserve all of our rights against our counterparty, we do not expect our counterparty to take deliveries of wood pellets under it.

In the Netherlands, the government awarded several biomass co-firing, dedicated biomass heat, and combined heat and power projects a total of 2.5 billion euros in subsidies in the first of two rounds of applications for the 2016 renewable incentive program. Biomass co-firing projects owned by RWE and Engie were among the initial recipients. The budget for the program had already been substantially increased to 8.0 billion euros for 2016 from 3.5 billion euros in 2015, and the budget for the second round of applications, open from September through October 2016, was increased further from 4.0 billion euros to 5.0 billion euros.

“In light of our contracting activity this quarter, our sales book and production capacity are substantially balanced through early 2022 and include contracts that extend out to 2027.  Additional growth will be driven by demand continuing to materialize in our core European market and the developing Asian market, which we believe can be supplied cost-competitively from our assets in the Southeastern U.S. due to its advantaged fiber basket,” said Mr. Keppler.  “As the market leader, we are excited about the opportunities to further extend our contracted position and diversify our customer base, and the opportunities our sponsor may have to build substantial new, fully-contracted production capacity that would add to its inventory of potential drop-down assets.”

Sponsor Activity

Construction of the 515,000 MTPY production plant in Sampson County, North Carolina (the “Sampson plant”) and deep-water marine terminal in Wilmington, North Carolina (the “Wilmington terminal”) is nearing completion.  Our sponsor’s operations team expects to assume full operational control of the Sampson plant later this month and for the first vessel to load at the Wilmington terminal in October.  The Partnership expects to have the opportunity to acquire the Sampson plant, along with our sponsor’s ten-year off-take contract with an affiliate of DONG Energy, in late 2016 and the Wilmington terminal in 2017.  Due to the related-party nature of such transactions, the board of directors of the Partnership’s general partner has formed a Conflicts Committee comprised solely of independent directors in anticipation of evaluating such opportunities.

In addition, our sponsor has executed an agreement with the Jackson County Port Authority granting our sponsor an option to build and operate a marine export terminal at the Port of Pascagoula, Mississippi.

Conference Call

We will host a conference call with executive management related to our second quarter 2016 results and to discuss our outlook, guidance, and a more detailed market update at 10:00 a.m. (Eastern Time) on Thursday, August 4, 2016.  Information on how interested parties may listen to the conference call is available in the Investor Relations page of our website (www.envivabiomass.com).  A replay of the conference call will be available on our website after the live call concludes.

About Enviva Partners, LP

Enviva Partners, LP (NYSE: EVA) is a publicly traded master limited partnership that aggregates a natural resource, wood fiber, and processes it into a transportable form, wood pellets.  The Partnership sells a significant majority of its wood pellets through long-term, take-or-pay agreements with creditworthy customers in the United Kingdom and Europe.  The Partnership owns and operates six plants in Southampton County, Virginia; Northampton County and Ahoskie, North Carolina; Amory and Wiggins, Mississippi; and Cottondale, Florida.  We have a combined production capacity of approximately 2.3 million metric tons of wood pellets per year.  In addition, the Partnership owns a deep-water marine terminal at the Port of Chesapeake, Virginia, which is used to export wood pellets. Enviva Partners also exports pellets through the ports of Mobile, Alabama and Panama City, Florida.

To learn more about Enviva Partners, LP, please visit our website at www.envivabiomass.com.

Non-GAAP Financial Measures

We use adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow to measure our financial performance.

Adjusted Gross Margin per Metric Ton

We define adjusted gross margin as gross margin excluding depreciation and amortization included in cost of goods sold.  We believe adjusted gross margin per metric ton is a meaningful measure because it compares our off-take pricing to our operating costs for a view of profitability and performance on a per metric ton basis.  Adjusted gross margin per metric ton will primarily be affected by our ability to meet targeted production volumes and to control direct and indirect costs associated with procurement and delivery of wood fiber to our production plants and the production and distribution of wood pellets.

Adjusted EBITDA

We define adjusted EBITDA as net income or loss excluding depreciation and amortization, interest expense, income tax expense, early retirement of debt obligations, non-cash unit compensation expense, asset impairments and disposals and certain other items of income or loss that we characterize as unrepresentative of our ongoing operations.  Adjusted EBITDA is a supplemental measure used by our management and other users of our financial statements, such as investors, commercial banks, and research analysts, to assess the financial performance of our assets without regard to financing methods or capital structure.

Distributable Cash Flow

We define distributable cash flow as adjusted EBITDA less maintenance capital expenditures and interest expense net of amortization of debt issuance costs and original issue discount.  We use distributable cash flow as a performance metric to compare cash generating performance of the Partnership from period to period and to compare the cash generating performance for specific periods to the cash distributions (if any) that are expected to be paid to our unitholders.  We do not rely on distributable cash flow as a liquidity measure.

Adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow are not financial measures presented in accordance with accounting principles generally accepted in the United States (“GAAP”).  We believe that the presentation of these non-GAAP financial measures provides useful information to investors in assessing our financial condition and results of operations.  Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measures.  Each of these non-GAAP financial measures has important limitations as an analytical tool because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures.  You should not consider adjusted gross margin per metric ton, adjusted EBITDA, or distributable cash flow in isolation or as substitutes for analysis of our results as reported under GAAP.  Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following tables present a reconciliation of adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow to the most directly comparable GAAP financial measure, as applicable, for each of the periods indicated.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015 (Recast)	2016	2015 (Recast)
	(in thousands, except per metric ton)
Reconciliation of gross margin to adjusted gross margin per metric ton:
Metric tons sold	620	560	1,180	1,143
Gross margin	$19,612	$15,259	$35,367	$26,914
Depreciation and amortization	7,114	8,225	13,995	16,484
Adjusted gross margin	$26,726	$23,484	$49,362	$43,398
Adjusted gross margin per metric ton	$43.11	$41.94	$41.83	$37.97

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015 (Recast)	2016	2015 (Recast)
	(in thousands)
Reconciliation of distributable cash flow and adjusted EBITDA to net income:
Net income	$12,020	$2,865	$19,499	$5,376
Add:
Depreciation and amortization	7,120	8,237	14,013	16,507
Interest expense	3,340	3,087	6,730	5,805
Early retirement of debt obligation	—	4,699	—	4,699
Purchase accounting adjustment to inventory	—	—	—	697
Non-cash unit compensation expense	819	183	1,500	183
Income tax expense	—	—	—	2,667
Asset impairments and disposals	155	9	156	27
Acquisition transaction expenses	6	—	59	—
Adjusted EBITDA	23,460	19,080	41,957	35,961
Less:
Interest expense net of amortization of debt issuance costs and original issue discount	2,894	2,717	5,838	4,930
Maintenance capital expenditures	832	975	1,383	1,700
Distributable cash flow attributable to Enviva Partners, LP	19,734	15,388	34,736	29,331
Less: Distributable cash flow attributable to incentive distribution rights	257	—	413	—
Distributable cash flow attributable to Enviva Partners, LP limited partners	$19,477	$15,388	$34,323	$29,331

The following table provides a reconciliation of the estimated range of adjusted EBITDA and Distributable Cash Flow to the estimated range of net income, in each case for the twelve months ending December 31, 2016 (in millions except per unit figures):

Twelve Months Ending December 31, 2016
Estimated net income	$40.0 – 42.0
Add:
Depreciation and amortization	27.4
Interest expense	13.4
Non-cash unit compensation expense	3.0
Asset impairments and disposals	2.1
Acquisition transaction expenses	0.1
Estimated adjusted EBITDA	$86.0 – 88.0
Less:
Interest expense net of amortization of debt issuance costs and original issue discount	12.0
4.0
Estimated Distributable Cash Flow	$70.0 – 72.0

Cautionary Note Concerning Forward-Looking Statements

Certain statements and information in this press release, including those concerning our future results of operations, acquisition opportunities, and distributions, may constitute “forward-looking statements.”  The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature.  These forward-looking statements are based on the Partnership’s current expectations and beliefs concerning future developments and their potential effect on the Partnership.  Although management believes that these forward-looking statements are reasonable when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates.  The forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and its present expectations or projections.  Important factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to: (i) the amount of products that the Partnership is able to produce, which could be adversely affected by, among other things, operating difficulties; (ii) the volume of products that the Partnership is able to sell; (iii) the price at which the Partnership is able to sell products; (iv) changes in the price and availability of natural gas, coal, or other sources of energy; (v) changes in prevailing economic conditions; (vi) the Partnership’s ability to complete acquisitions, including acquisitions from its sponsor; (vii) unanticipated ground, grade, or water conditions; (viii) inclement or hazardous weather conditions, including extreme precipitation, temperatures, and flooding; (ix) environmental hazards; (x) fires, explosions, or other accidents; (xi) changes in domestic and foreign laws and regulations (or the interpretation thereof) related to renewable or low-carbon energy, the forestry products industry, or power generators; (xii) inability to acquire or maintain necessary permits; (xiii) inability to obtain necessary production equipment or replacement parts; (xiv) technical difficulties or failures; (xv) labor disputes; (xvi) late delivery of raw materials; (xvii) inability of the Partnership’s customers to take delivery or their rejection of delivery of products; (xviii) failure of the Partnership’s customers to pay or perform their contractual obligations to the Partnership; (xix) changes in the price and availability of transportation; and (xx) the Partnership’s ability to borrow funds and access capital markets.

For additional information regarding known material factors that could cause the Partnership’s actual results to differ from projected results, please read its filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q most recently filed with the SEC.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof.  The Partnership undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.

Financial Statements

ENVIVA PARTNERS, LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2016	December 31, 2015
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$19,806	$2,175
Accounts receivable, net of allowance for doubtful accounts of $72 as of June 30, 2016 and $85 as of December 31, 2015	47,556	38,684
Related party receivables	462	94
Inventories	21,262	24,245
Prepaid expenses and other current assets	1,928	2,123
Total current assets	91,014	67,321
Property, plant and equipment, net of accumulated depreciation of $77.4 million as of June 30, 2016 and $64.7 million as of December 31, 2015	398,139	405,582
Intangible assets, net of accumulated amortization of $8.3 million as of June 30, 2016 and $7.0 million as of December 31, 2015	2,165	3,399
Goodwill	85,615	85,615
Other long-term assets	429	7,063
Total assets	$577,362	$568,980
Liabilities and Partners’ Capital
Current liabilities:
Accounts payable	$9,789	$9,303
Related party payables	6,302	11,013
Accrued and other current liabilities	21,065	13,059
Deferred revenue and deposits	9,341	485
Current portion of long-term debt and capital lease obligations	3,649	6,523
Related party current portion of long-term debt	3,187	150
Total current liabilities	53,333	40,533
Long-term debt and capital lease obligations	199,903	186,294
Related party long-term debt	—	14,664
Long-term interest payable	841	751
Other long-term liabilities	874	586
Total liabilities	254,951	242,828
Commitments and contingencies
Partners’ capital:
Limited partners:
Common unitholders—public (11,520,614 and 11,502,934 units issued and outstanding at June 30, 2016 and December 31, 2015, respectively)	209,272	210,488
Common unitholder—sponsor (1,347,161 units issued and outstanding at June 30, 2016 and December 31, 2015)	19,367	19,619
Subordinated unitholder—sponsor (11,905,138 units issued and outstanding at June 30, 2016 and December 31, 2015)	131,202	133,427
General Partner interest (no outstanding units)	(40,373)	(40,373)
Total Enviva Partners, LP partners’ capital	319,468	323,161
Noncontrolling partners’ interests	2,943	2,991
Total partners’ capital	322,411	326,152
Total liabilities and partners’ capital	$577,362	$568,980

ENVIVA PARTNERS, LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015 (Recast)	2016	2015 (Recast)
Product sales	$116,247	$107,195	$219,692	$220,776
Other revenue	3,462	2,464	7,269	3,197
Net revenue	119,709	109,659	226,961	223,973
Cost of goods sold, excluding depreciation and amortization	92,983	86,175	177,599	180,575
Depreciation and amortization	7,114	8,225	13,995	16,484
Total cost of goods sold	100,097	94,400	191,594	197,059
Gross margin	19,612	15,259	35,367	26,914
General and administrative expenses	4,392	4,623	9,409	8,393
Income from operations	15,220	10,636	25,958	18,521
Other income (expense):
Interest expense	(3,039)	(2,791)	(6,220)	(4,708)
Related party interest expense	(301)	(296)	(510)	(1,097)
Early retirement of debt obligation	—	(4,699)	—	(4,699)
Other income	140	15	271	26
Total other expense, net	(3,200)	(7,771)	(6,459)	(10,478)
Income before income tax expense	12,020	2,865	19,499	8,043
Income tax expense	—	—	—	2,667
Net income	12,020	2,865	19,499	5,376
Less net loss attributable to noncontrolling partners’ interests	33	8	48	16
Net income attributable to Enviva Partners, LP	$12,053	$2,873	$19,547	$5,392
Less: Predecessor loss to May 4, 2015 (prior to IPO)	$—	$(4,651)	$—	$(2,132)
Less: Pre-acquisition income from April 10, 2015 to June 30, 2015 from operations of Enviva Pellets Southampton Drop-Down allocated to General Partner	—	1,839	—	1,839
Enviva Partners, LP partners’ interest in net income from May 4, 2015 to June 30, 2015	$12,053	$5,685	$19,547	$5,685

Net income per common unit:
Basic	$0.48	$0.24	$0.77	$0.24
Diluted	$0.47	$0.24	$0.76	$0.24

Net income per subordinated unit:
Basic	$0.48	$0.24	$0.77	$0.24
Diluted	$0.47	$0.24	$0.76	$0.24

Weighted average number of limited partner units outstanding:
Common — basic	12,862	11,905	12,857	11,905
Common — diluted	13,445	12,159	13,391	12,159
Subordinated — basic and diluted	11,905	11,905	11,905	11,905

ENVIVA PARTNERS, LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2016	2015 (Recast)
Cash flows from operating activities:
Net income	$19,499	$5,376
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,013	16,507
Amortization of debt issuance costs and original issue discount	892	875
General and administrative expense incurred by Enviva Holdings, LP	—	475
Allocation of income tax expense from Enviva Cottondale Acquisition I, LLC	—	2,663
Early retirement of debt obligation	—	4,699
Loss on disposals of property, plant and equipment	156	27
Unit-based compensation expense	1,500	183
Change in fair value of interest rate swap derivatives	—	23
Change in operating assets and liabilities:
Accounts receivable, net	(8,872)	(2,609)
Related party receivables	(368)	(705)
Prepaid expenses and other current assets	660	(1,318)
Inventories	2,776	(2,502)
Other long-term assets	6,635	398
Accounts payable and accrued liabilities	7,819	6,095
Related party payables	94	1,321
Accrued interest	90	1,933
Deferred revenue and deposits	8,856	477
Other liabilities	(109)	19
Net cash provided by operating activities	53,641	33,937
Cash flows from investing activities:
Purchases of property, plant and equipment	(4,586)	(2,494)
Payment of acquisition related costs	—	(3,573)
Proceeds from the sale of equipment	—	53
Net cash used in investing activities	(4,586)	(6,014)
Cash flows from financing activities:
Principal payments on debt and capital lease obligations	(36,125)	(182,394)
Principal payments on related party debt	(204)	—
Cash paid related to debt issuance costs	—	(5,123)
Termination payment for interest rate swap derivatives	—	(146)
Release of cash restricted for debt service	—	11,640
IPO proceeds, net	—	215,050
Cash paid for deferred offering costs	(224)	(1,340)
Proceeds from debt issuance	34,500	178,505
Distributions to unitholders, distribution equivalent rights and incentive distribution rights	(24,369)	—
Distributions to sponsor	(5,002)	(174,552)
Proceeds from contributions from sponsor	—	10,236
Net cash (used in) provided by financing activities	(31,424)	51,876
Net increase in cash and cash equivalents	17,631	79,799
Cash and cash equivalents, beginning of period	2,175	592
Cash and cash equivalents, end of period	$19,806	$80,391

ENVIVA PARTNERS, LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2016	2015 (Recast)
Non-cash investing and financing activities:
The Partnership acquired property, plant and equipment in non-cash transactions as follows:
Property, plant and equipment acquired included in accounts payable and accrued liabilities	$1,247	$405
Property, plant and equipment acquired under capital leases	44	—
Property, plant and equipment transferred from prepaid expenses	—	173
Depreciation capitalized to inventories	145	247
Contribution of Cottondale non-cash assets	—	122,529
Application of IPO costs to Partners’ capital	—	5,913
Related party long-term debt transferred to third-party long-term debt	14,757	—
Third-party long-term debt transferred to related party long-term debt	3,316	—
Offering costs included in accounts payable and accrued liabilities	241	370
Distribution of Cottondale assets to sponsor	—	319
Distributions included in liabilities	371	—
Inventory transferred to fixed assets	63	—
Non-cash adjustments to financed insurance and prepaid expenses	—	105
Non-cash capital contributions from sponsor	—	304
Supplemental information:
Interest paid	$5,745	$2,956

Investor Contact:

Raymond Kaszuba
(240) 482-3856
ir@envivapartners.com